                                                                   EXHIBIT 10.20



                     [TEAM ENTERTAINMENT GROUP LETTERHEAD]



DREW S. LEVIN
CHIEF EXECUTIVE OFFICER

HIGHLY CONFIDENTIAL

June 2, 1999


Dandelion Distribution Ltd.
5 Churchill Court, Station Rd.
North Harrow
Middlesex, England HA2 72A
Attn: Noel Cronin

Re:    PURCHASE OF DANDELION

Dear Noel:

This agreement will set forth the terms and conditions for the proposed purchase (the "Acquisition") by an entity to be formed by Team Communications Group, Inc. (hereinafter "Purchaser" or "Team") of all or substantially all of the assets and certain of the liabilities of Dandelion Distribution Ltd. and its subsidiaries (collectively, the "Company). As indicated herein, the Acquisition will be structured as a stock transaction, although due consideration will be given to using the format of an asset acquisition if a structure can be agreed to which insures that the Acquisition can be effectuated in a tax efficient manner. Simultaneously with the consummation of the Acquisition, Purchaser will enter certain separate non-compete agreements with Noel Cronin (the "Shareholder").

Our agreement to consummate the Acquisition in any and all respects shall be subject to the terms and conditions set forth below:

1. We shall have entered into a definitive acquisition (and/or merger) agreement (the "Agreement") with the Company and all other parties who are necessary to effectuate the conveyance to us of good and marketable title to either all of the outstanding stock of the Company (the "Shares) or, if structured as an asset purchase, all of the assets, free and clear of all liens, encumbrances and claims(1). All other options, convertible securities, warrants or equity equivalents will be extinguished. The Agreement will contain appropriate representations and warranties from the Company and the Shareholders for transactions of this type, which representations and warranties will relate to the assets and operations of the Company.


----------

(1) For purposes of the remainder of this agreement, all references to "Shares" shall be deemed to include applicable assets, to the extent that the Acquisition is structured as an asset purchase agreement.

Mr. Noel Cronin
May 6, 1999
Page 2


2. The definitive agreement, to the extent applicable, and any ancillary documents and any restated employment or consulting arrangements will provide that:

               (a) subject to an audit of Dandelion's financial statements which reflect, for the most recently concluded fiscal year, an EBITDA of $700,000, the Purchase Price shall be $3.5 million.

               (b) Seller will be entitled to additional compensation of $150,000 for each million of "Appraised Net Cash Flow" of the library over a ten year life span from the date of closing. For purposes of this agreement, Appraised Net Cash Flow shall mean the mutually agreed value of the library, determined by discounting the assumed cash flow of the historical (i.e., existing) library of Dandelion for the 10 year period after the closing, after deducting assumed expenses including commissions and fees, normal expenses such as lab fees and storage in servicing the library, and an agreed upon overhead allocation, but excluding non-cash items like depreciation or amortization.

               (c) Payment for both the Shares and the library would be 50% cash and 50% in shares of Common Stock having a deemed value equal to the average of the 30 day bid and ask closing prices in the period preceding the closing. With respect to the cash portion, 25% will be paid at closing and the balance (i.e., 75%) will be deposited into a third party escrow account, and paid-out over two years on a quarterly basis. The Common Stock will become free trading after 1 year, but subject to a right of re-purchase by the Company in the event that Seller wishes to sell such shares.

3. Dandelion will write-down to zero all assets associated with $2,000,000 loan relating to the Four Star library, which loan shall not be assumed by Purchaser. To the extent EBITDA does not increase for the fiscal year ended December 31, 2000 as compared to the December 31, 1999 fiscal year, the purchase price shall be reduced, on a dollar for dollar basis, by an amount equal to the shortfall.

4. The Shareholders will agree to the execution of certain employment agreements as follows:

               (a) Noel Cronin will enter into a 3 year employment contract with the Company as Managing Director of European operations for Team, while keeping his current position at Dandelion. John Clutten will also enter into a 2 year employment agreement with Team. The terms of such agreements are to be mutually agreeable.

Mr. Noel Cronin
May 6, 1999
Page 3



               (b) The Non-Competition Agreement will provide that, subject to the payment in full of all amounts due the Shareholders under the definitive agreement and the employment agreements, the Shareholders may not compete with the Company for a period of five years after they cease to be employees of the Company

5. The definitive agreement will also provide that no liabilities whether known or unknown, contingent or definitive will be assumed other than the current lease, which must be assumed on current terms, as well as accounts payable, (collectively, the foregoing, other than future assumed lease obligations being referred to as the "Assumed Liabilities"), but only to the extent that acquired accounts receivables, cash and the actual value of inventory (the "Asset Value") existing as of the Closing Date equal or exceed the Assumed Liabilities. There will be a dollar for dollar adjustment to the extent that Assumed Liabilities exceed the Asset Value, but there is no adjustment in the event that the Asset Value exceeds the Assumed Liabilities.

               (a) The Company and the Shareholders shall agree to indemnify Purchaser and hold Purchaser harmless from any and all claims, costs, losses, obligations or liabilities, including tax liabilities, (hereinafter collectively "Claims") which result from breaches of the representations, warranties and/or covenants in the Agreement and which arise out of occurrences, transactions or circumstances in existence prior to the Closing. The indemnification referred to in this paragraph shall cover our costs, expenses and attorneys' fees incurred in defending such Claims and in enforcing our rights against the indemnifying parties. Purchaser shall have the right to offset the amount of Claim (as defined above) against the second or third payment described above.

6. At the Closing, which shall be on or before October 15, 1999, Purchaser will take title to the Shares in exchange for payment of the purchase price. In addition, at the Closing the Company shall deliver to us and Purchaser shall deliver to the Company all additional documents, agreements, consents and certificates as may be required by the Agreement or contemplated by its terms, including the consents of all third parties and any regulatory agency whose consent may be required by either party thereto in order to consummate the transactions.

Upon execution of this agreement, and a customary confidentiality agreement, the Shareholder and Company will permit Purchaser and Purchaser's authorized representatives (or other third party financiers) to conduct a due diligence review of the Company's books, records and business premises and to discuss same with representatives of the Company. Purchaser's obligations under the Agreement will be subject to the results of such due diligence review and approval to

Mr. Noel Cronin
May 6, 1999
Page 4




the transaction by the Purchaser's Board of Directors. Subject to such due diligence, all parties agree to use their best efforts to arrive at and execute definitive agreements and to consummate the transactions as herein provided. All expenses incurred by any party pursuant to this agreement, shall be borne exclusively by said parties incurring same.

Upon execution of this agreement, the parties will have 30 days in which to negotiate and sign the Agreement. The Acquisition must close within 90 days of the execution of the Agreement. Upon execution of the Agreement, the Purchasers will concurrently therewith tender to an escrow account the sum of $250,000 as a good faith deposit. If the Agreement is signed by the parties and the Sellers are ready, willing and able to close the Acquisition within the 90 days after the execution of the Agreement, but the Purchasers are unable to close the Acquisition within that time, the Purchasers shall pay to the Sellers as liquidated damages from the escrow account, the sum of $62,500.

If the foregoing terms and conditions are acceptable, kindly sign in the space provided below. Please return one (1) fully signed copy of this agreement to us at your earliest convenience.

We look forward to accomplishing our mutual objectives and to the continuation and success of the Company's business.



                                       Very truly yours,

                                       Team Communications Group, Inc.

                                       /s/ DREW S. LEVIN
                                       -----------------------------------------
                                       Drew S. Levin, Chairman

Agreed and Accepted by:
Dandelion, Inc.

By: /s/ NOEL CRONIN
    ---------------------
Its: Director
     --------------------
Date: 6/3/99
      -------------------